Exhibit 99.1

tw telecom Reports Fourth Quarter and Full Year 2009 Results

— Grew revenue 5% for the year –

— Achieved 36.0% M-EBITDA margin for 2009, a 160 basis point expansion over 2008 —

— Delivered $98 million levered free cash for 2009, an 84% improvement over 2008 —

— Grew EPS to $0.19 per share for 2009 from ($0.05) loss per share in 2008 —

LITTLETON, Colo. – February 8, 2010 – tw telecom inc. (NASDAQ: TWTC), a leading provider of managed voice, Internet and data networking solutions for business customers, today announced its fourth quarter 2009 financial results, including $307.9 million of revenue, $113.9 million in Modified EBITDA1 (“M-EBITDA”), $25.7 million in levered free cash flow3 and net income of $11.1 million, or $0.07 earnings per share.

For the year ended December 31, 2009, the Company reported $1.2 billion in revenue, $436.7 million of M-EBITDA, $97.5 million in levered free cash flow and net income of $27.6 million, or $0.19 earnings per share.

“We delivered strong comprehensive financial and operational results in 2009,” said Larissa Herda, tw telecom’s Chairman, CEO and President. “We grew revenue, drove strong margins higher, and generated increased cash flow, while we strategically invested and maintained healthy liquidity. In 2010, we plan to further invest in growth initiatives including equipping our networks with new capabilities, launching new products and services, and implementing tools to better serve enterprise customers. All of these initiatives are focused on capturing greater market share and driving revenue growth.”

Highlights for the Year – 2009 compared to 2008

•	Grew total revenue 5% year over year and enterprise revenue 8%

•	Grew M-EBITDA to $436.7 million, an increase of 9%

•	Achieved modified gross margin[5] of 58.7%, an 80 basis point improvement

•	Achieved 36.0% M-EBITDA margin, a 160 basis point improvement

•	Achieved net income of $27.6 million, or $0.19 earnings per share for 2009, compared to a net loss of $7.3 million, or $0.05 loss per share for 2008

•	Delivered levered free cash flow of $97.5 million, or 8% of revenue, compared to $53.2 million, or 5% of revenue for 2008, an 84% improvement

•	Ended the year with $470.8 million in cash, equivalents, and short term investments, a 34% increase over December 31, 2008

Business Trends

“We continued to scale the business as demonstrated by our ability to accelerate cash generation and grow returns, while strategically investing for long term growth,” said Mark Peters, tw telecom’s Executive Vice President and Chief Financial Officer. “We expect our ongoing investments and strong execution will allow us to drive to higher revenue growth, although economic headwinds are likely to continue in the near term.” The Company continues in a strong liquidity position of $471 million in cash, equivalents and short term investments, with no significant debt maturities until 2013.

Operational Metrics

Reflecting the current economic environment, revenue churn4 was 1.2% for the current quarter and prior quarter, as well as the same quarter last year. As a component of revenue churn, revenue lost from customers fully disconnecting service remained low at 0.3% for both the current and prior quarter, as well as the same quarter last year, reflecting a strong and stable customer base. The Company expects total revenue churn to remain elevated and to continue to pressure revenue growth.

The Company had approximately 28,000 customers as of December 31, 2009. Customer churn4 was 1.2% for the current quarter and prior quarter, down from 1.3% for the same period last year. The majority of the turnover was from small customers, and the Company expects this churn will continue.

The Company ended the fourth quarter with over 27,000 route miles (including more than 20,000 miles of metro miles), over 10,000 buildings on net6 and 2,870 employees, including 522 sales associates.

Other Trends

The Company continues to expect business fluctuations to impact sequential trends in revenue, margins and cash flow. This includes the timing as well as any seasonal nature of sales and installations, usage, disputes, repricing for contract renewals, and fluctuations in revenue churn, expenses and capital expenditures.

The Company expects the first quarter of 2010 will be impacted by historical trends, including lower seasonal revenue growth and a sequential cost increase due to resetting of payroll taxes and other employee related costs.

Capital Expenditures

Capital expenditures were $72.3 million for the quarter compared to $59.9 million for the prior quarter and $72.9 million for the same period last year. The $12.4 million sequential increase reflects the timing of projects for infrastructure, capacity and other IT initiatives. For the year, capital investments were $274.9 million as compared to $276.9 million for the prior year.

The Company expects capital investments for 2010 to be approximately $275 to $300 million. The Company expects the majority of the full year capital investments to be tied to new sales opportunities.

Highlights for the Fourth Quarter 2009

•	Grew total revenue 5% year over year and 1% sequentially

•	Grew enterprise revenue 6% year over year and 1% sequentially

•	Grew data and Internet revenue 16% year over year and 4% sequentially

•	Grew M-EBITDA 9% year over year and 4% sequentially

•	Achieved a 37.0% M-EBITDA margin, a 160 basis point improvement year over year and 110 basis point improvement sequentially

•	Grew EPS to $0.07 per share, a $0.06 improvement year over year

•	Delivered $25.7 million of levered free cash flow, representing 8% of revenue

Year over Year Results – Fourth Quarter 2009 compared to Fourth Quarter 2008

Revenue

Revenue for the quarter was $307.9 million compared to $294.6 million for the fourth quarter last year, representing a year over year increase of $13.3 million, or 5%. Key changes in revenue included:

•	$13.9 million increase in revenue from enterprise customers, or 6% year over year, representing 30 consecutive quarters of enterprise growth

•	$1.9 million decrease in revenue from carriers. Growth in new sales was outpaced by churn and repricing for contract renewals

•	$1.3 million increase in intercarrier compensation related primarily to fluctuations in disputes and volume as well as rate changes

By product line, the percentage change in revenue year over year was as follows:

•	16% increase for data and Internet services, primarily due to continued success with Ethernet and IP-based product sales, partially offset by churn

•	Voice services were flat, reflecting ongoing sales of bundled and other local product sales offset by churn

•	5% decrease for network services, due to churn and repricing for contract renewals that outpaced sales, partially offset by growth in co-location and high capacity services

M-EBITDA and Margins

M-EBITDA grew to $113.9 million for the quarter, an increase of 9%, or $9.7 million from the same period last year. The growth in M-EBITDA represents the contribution from revenue growth, cost efficiencies from network and other optimization efforts and lower bad debt expense, partially offset with an increase in employee costs.

Operating costs for the quarter increased primarily due to increased network access costs associated with higher revenue and increased employee related costs, partially offset by network and other cost efficiencies. Operating costs as a percent of revenue were 42% for the current period compared to 43% for the same period last year.

Selling, general and administrative costs (“SG&A”) increased year over year, primarily reflecting higher employee costs partially offset by a decrease in bad debt. Bad debt expense was $0.3 million for the quarter and $3.9 million for the same period last year, representing 0.1% of quarterly revenue for the current quarter and 1.3% for the same period last year. SG&A costs as a percent of revenue were 23% for the current quarter and 24% for the same period last year.

Modified gross margin was 58.2% for the current quarter compared to 57.6% for the same period last year, a 60 basis point improvement. M-EBITDA margin for the quarter was 37.0% as compared to 35.4% for the same period last year, a 160 basis point improvement.

The Company utilizes a fully burdened modified gross margin, including network costs, and personnel costs for customer care, provisioning, network maintenance, technical field and network operations, excluding non-cash stock-based compensation expense.

Net Income

For the quarter, the Company achieved net income of $11.1 million, or $0.07 per share, compared to net income of $0.9 million, or $0.01 per share, for the same period last year. The increase year over year in net income reflects strong M-EBITDA growth and lower net interest costs.

Sequential Results – Fourth Quarter 2009 compared to Third Quarter 2009

Revenue

Revenue for the quarter was $307.9 million, as compared to $304.8 million for the third quarter of 2009, an increase of $3.1 million, or 1%. Key changes in revenue included:

•	$2.1 million increase in enterprise revenue, representing 1% sequential growth

•	$1.0 million decrease in revenue from carrier customers primarily reflecting new sales offset by churn and the repricing of renewed customer contracts

•	$2.0 million increase in intercarrier compensation primarily for fluctuations in disputes and volume, as well as rate changes

By product line, the percentage change in revenue sequentially was as follows:

•	4% increase for data and Internet services, primarily due to continued success with Ethernet and IP-based product sales partially offset by churn

•	1% decrease in voice services, reflecting ongoing sales of bundled and other local products offset by churn

•	3% decrease in network services, primarily due to sales that were outpaced by ongoing churn and repricing for customer contract renewals

M-EBITDA and Margins

M-EBITDA was $113.9 million for the quarter, compared to $109.4 million for the prior quarter, reflecting a 4% increase. The growth in M-EBITDA represents contribution from revenue growth, cost efficiencies from network and other optimization efforts, and a decrease in bad debt expense and employee related costs.

Operating costs increased primarily reflecting increased network access costs associated with higher revenue as well as fluctuations in cost settlements, partially offset by network optimization efforts. Operating costs were 42% of revenue for both quarters.

SG&A costs decreased primarily reflecting decreases in employee related costs and bad debt expense. Bad debt expense decreased to $0.3 million from $1.8 million sequentially, representing 0.1% and 0.6% of quarterly revenue, respectively. SG&A was 23% of revenue for the current period as compared to 24% for the prior quarter.

Modified gross margin was 58.2% compared to 58.6% for the prior quarter, a 40 basis point reduction. M-EBITDA margin was 37.0% for the quarter, compared to 35.9% for the prior quarter, a 110 basis point increase.

Net Income

For the quarter, the Company reported net income of $11.1 million, or $0.07 per share, compared to net income of $7.7 million, or $0.05 per share for the prior quarter. The increase in net income sequentially primarily reflects M-EBITDA growth.

Summary

“Through our ongoing strong financial and operational execution, we delivered great results in 2009 and we’re strategically well positioned to propel our enterprise business and achieve long term growth,” said Herda.

tw telecom plans to conduct a webcast conference call to discuss its earnings results on February 9, 2010 at 9:00 a.m. MST (11:00 a.m. EST). To access the webcast and the financial and other information to be discussed in the webcast, visit www.twtelecom.com under “Investor Relations.”

Investor Relations:	Media Relations:

Carole Curtin 303 566-1000	Pat Mulcahy 303 566-1470
carole.curtin@twtelecom.com	patrick.mulcahy@twtelecom.com

(1)

The Company uses a modified definition of EBITDA to eliminate certain non-cash and non-operating income or charges to earnings to enhance the comparability of its financial performance from period to period. Modified EBITDA (or “M-EBITDA”) is defined as net income or loss before depreciation, amortization, accretion, impairment charges and other gains and losses, interest expense, debt extinguishment costs, interest income, income tax expense or benefit, cumulative effect of change in accounting principle, and non-cash stock-based compensation expense.

(2)

The Company defines unlevered free cash flow as Modified EBITDA less capital expenditures. Unlevered free cash flow is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.

(3)

The Company defines levered free cash flow as Modified EBITDA less capital expenditures and net interest expense from operations (but excludes debt extinguishment costs and non cash interest expense and deferred debt costs). Levered free cash flow is reconciled to Net Cash provided by (used in) operating activities in the supplemental information posted on the Company’s website.

(4)

The Company defines revenue churn as the average lost recurring monthly billing from a customer’s partial or complete disconnection of services (excluding repricing impacts and usage) compared to reported revenue for the quarter. Customer churn is defined as the average monthly customer turnover compared to the average monthly customer count.

(5)

The Company defines modified gross margin as total revenue less operating costs excluding non-cash stock-based compensation expense. Modified gross margin is reconciled to gross margin in the financial tables.

(6)

Fiber connected buildings on-net represent locations to which the Company’s fiber is directly connected with lit electronics. This does not include buildings which are exclusively Local Serving Office locations or buildings with fiber but no lit electronics.

Financial Measures

The Company provides financial measures using generally accepted accounting principles (“GAAP”) as well as adjustments to GAAP measures to describe its business trends, including Modified EBITDA. Management believes that its definition of Modified EBITDA (see above) is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization, and tax structures, as well as non-cash and non-operating income or charges to earnings. Modified EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance and liquidity reported in accordance with GAAP. Management uses Modified EBITDA internally to assess on-going operations and it is the basis for various financial covenants contained in the Company’s debt agreements and for operating performance and liquidity. Modified EBITDA is reconciled to Net Income (Loss), the most comparable GAAP measure for operating performance within the Consolidated Operations Highlights and in the supplemental information posted on the Company’s website. Modified EBITDA, as a measure of liquidity, is also reconciled to Net Cash provided by operating activities on the Company’s website.

In addition, management uses unlevered and levered free cash flow, which measure the ability of M-EBITDA to cover capital expenditures. The Company uses these cash flow definitions to eliminate certain non-cash costs. Levered and unlevered free cash flow are reconciled to Net Cash provided by (used in) operating activities and also to Modified EBITDA in the supplemental information posted on the Company’s website. The Company also provides an adjustment to the measure gross margin by eliminating the impact of non-cash stock-based compensation expense. Management uses modified gross margin internally to assess on-going operations. Modified gross margin is reconciled to gross margin in the Consolidated Operations Highlights.

Forward Looking Statements

The statements in this press release concerning the outlook for 2010 and beyond, including expansion plans, growth prospects, market opportunities, bookings, future economic conditions, sales and installations timing, revenue growth, churn, re-pricing for contract renewals, business trends and fluctuations, seasonality, expense trends, product plans, first quarter 2010 results and costs and expected capital expenditures are forward-looking statements that reflect management’s views with respect to future events and financial performance. These statements are based on management’s current expectations and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks disclosed in the Company’s SEC filings, especially the section entitled “Risk Factors” in its 2008 Annual Report on Form 10-K and in its quarterly report on Form 10-Q for the quarter ended September 30, 2009. tw telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About tw telecom

tw telecom, headquartered in Littleton, Colo., provides managed network services, specializing in Ethernet and data networking, Internet access, local and long distance voice, VPN, VoIP and network security, to enterprise organizations and communications services companies throughout the U.S. including their global locations. As a leading provider of integrated and converged network solutions, tw telecom delivers customers overall economic value, quality service, and improved business productivity. For more information please visit www.twtelecom.com.

tw telecom inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2009	2008	Growth %	2009	2008	Growth %
Revenue
Data and Internet services	$124,799	$107,538	16%	$472,647	$399,928	18%
Network services	90,463	95,577	-5%	370,859	387,339	-4%
Voice services	82,860	82,985	0%	333,274	334,692	0%

Service Revenue	298,122	286,100	4%	1,176,780	1,121,959	5%
Intercarrier compensation	9,812	8,546	15%	34,610	37,060	-7%

Total Revenue	307,934	294,646	5%	1,211,390	1,159,019	5%

Expenses
Operating costs	129,855	126,229		503,960	491,375

Gross Margin	178,079	168,417		707,430	667,644
Selling, general and administrative costs	71,355	70,614		297,290	291,985
Depreciation, amortization, and accretion	74,290	73,468		296,167	285,783

Operating Income	32,434	24,335		113,973	89,876
Interest expense (3)	(15,815)	(18,677)		(64,583)	(75,311)
Non cash interest expense and deferred debt costs (2) (3)	(4,969)	(4,628)		(19,418)	(18,025)
Interest income	33	566		360	6,308
Other loss	—	—		—	(7,767)

Income (Loss) before income taxes	11,683	1,596		30,332	(4,919)
Income tax expense	587	697		2,746	2,347

Net Income (Loss)	$11,096	$899		$27,586	$(7,266)

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$178,079	$168,417		$707,430	$667,644
Add back non-cash stock-based compensation expense	1,190	1,206		3,654	3,758

Modified Gross Margin	179,269	169,623	6%	711,084	671,402	6%

Selling, general and administrative costs	71,355	70,614		297,290	291,985
Add back non-cash stock-based compensation expense	5,953	5,240		22,864	19,599

Modified EBITDA	113,867	104,249	9%	436,658	399,016	9%

Non-cash stock-based compensation expense	7,143	6,446		26,518	23,357
Depreciation, amortization, and accretion	74,290	73,468		296,167	285,783
Net Interest expense (3)	15,782	18,111		64,223	69,003
Non cash interest expense and deferred debt costs (2) (3)	4,969	4,628		19,418	18,025
Other loss	—	—		—	7,767
Income tax expense	587	697		2,746	2,347

Net Income (Loss)	$11,096	$899		$27,586	$(7,266)

Modified Gross Margin %	58.2%	57.6%		58.7%	57.9%

Modified EBITDA Margin %	37.0%	35.4%		36.0%	34.4%

Free Cash Flow:
Modified EBITDA	$113,867	$104,249	9%	$436,658	$399,016	9%
Less: Capital Expenditures	72,347	72,868	-1%	274,890	276,857	-1%

Unlevered Free Cash Flow	41,520	31,381	32%	161,768	122,159	32%
Less: Net interest expense (3)	15,782	18,111	-13%	64,223	69,003	-7%

Levered Free Cash Flow (3)	$25,738	$13,270	94%	$97,545	$53,156	84%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Effective 1/1/09, the Company adopted ASC 470-20 (formerly referred to as FSP APB 14-1 Accounting for Convertible Debt Instruments), which requires retrospective application. Included above is $4.4 million and $4.1 million for the quarter ended Dec. 31, 2009 and 2008, respectively, and $17.1 million and $15.8 million for the twelve months ended December 31, 2009 and 2008, respectively, for adoption of this pronouncement.
(3)	Includes $0.6 million and $2.2 million reclassification from Interest Expense to Non Cash Interest Expense and Deferred Debt Costs for the three and twelve months ended December 31, 2008, respectively.

tw telecom inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended
	Dec 31, 2009	Sept 30, 2009	Growth %
Revenue
Data and Internet services	$124,799	$119,977	4%
Network services	90,463	93,233	-3%
Voice services	82,860	83,799	-1%

Service Revenue	298,122	297,009	0%
Intercarrier compensation	9,812	7,757	26%

Total Revenue	307,934	304,766	1%

Expenses
Operating costs	129,855	127,155

Gross Margin	178,079	177,611
Selling, general and administrative costs	71,355	74,611
Depreciation, amortization, and accretion	74,290	74,280

Operating Income	32,434	28,720
Interest expense	(15,815)	(15,852)
Non cash interest expense and deferred debt costs (2)	(4,969)	(4,880)
Interest income	33	116

Income before income taxes	11,683	8,104
Income tax expense	587	406

Net Income	$11,096	$7,698	44%

SUPPLEMENTAL INFORMATION TO RECONCILE MODIFIED GROSS MARGIN AND MODIFIED EBITDA

Gross Margin	$178,079	$177,611
Add back non-cash stock-based compensation expense	1,190	961

Modified Gross Margin	179,269	178,572	0%

Selling, general and administrative costs	71,355	74,611
Add back non-cash stock-based compensation expense	5,953	5,465

Modified EBITDA	113,867	109,426	4%

Non-cash stock-based compensation expense	7,143	6,426
Depreciation, amortization, and accretion	74,290	74,280
Net Interest expense	15,782	15,736
Non cash interest expense and deferred debt costs (2)	4,969	4,880
Income tax expense	587	406

Net Income	$11,096	$7,698

Modified Gross Margin %	58.2%	58.6%

Modified EBITDA Margin %	37.0%	35.9%

Free Cash Flow
Modified EBITDA	$113,867	$109,426	4%
Less: Capital Expenditures	72,347	59,931	21%

Unlevered Free Cash Flow	41,520	49,495	-16%
Less: Net interest expense	15,782	15,736	0%

Levered Free Cash Flow	$25,738	$33,759	-24%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Effective 1/1/09, the Company adopted ASC 470-20 (formerly referred to as FSP APB 14-1 Accounting for Convertible Debt Instruments), which requires retrospective application. Included above is $4.4 million and $4.3 million for the quarters ended December 31, 2009 and September 30, 2009, for adoption of this pronouncement.

tw telecom inc.

Highlights of Results Per Share

Unaudited (1) (2)

	Three Months Ended			Twelve Months Ended
	12/31/09	9/30/09	12/31/08	12/31/09	12/31/08
Weighted Average Shares Outstanding (thousands)
Basic	148,439	148,082	147,605	148,087	147,251

Diluted (2)	151,372	149,952	148,194	149,852	147,251

EPS prior to impacts of convertible debt accounting	$0.10	$0.08	$0.03	$0.31	$0.06

Adoption of Accounting for Convertible Debt Instruments (3)	(0.03)	(0.03)	(0.02)	(0.12)	(0.11)

Basic Income (Loss) per Common Share	$0.07	$0.05	$0.01	$0.19	$(0.05)

Diluted Income (Loss) per Common Share	$0.07	$0.05	$0.01	$0.18	$(0.05)

	As Of
	12/31/09	9/30/09	12/31/08
Common shares (thousands)

Actual Shares Outstanding	150,123	149,335	147,774

Unvested Restricted Stock Units and Restricted Stock Awards (thousands)	2,296	2,827	1,199

Options (thousands)

Options Outstanding	11,035	13,033	11,956

Options Exercisable	6,922	8,161	7,961

Options Exercisable and In-the-Money	2,639	1,781	1,724

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Stock options, restricted stock units/awards and convertible debt subject to conversion, are excluded from the computation of diluted weighted average shares outstanding if inclusion would be anti-dilutive. See the Company’s SEC filings for more details.
(3)	Effective 1/1/09, the Company adopted ASC 470-20 (formerly referred to as FSP APB 14-1 Accounting for Convertible Debt Instruments), which requires retrospective application. Adoption of this pronouncement included $4.4 million, $4.3 million and $4.1 million for the quarters ended Dec. 31, 2009, Sept. 30, 2009 and Dec. 31, 2008, respectively, for Non Cash Interest Expense and Deferred Debt Costs.

tw telecom inc.

Condensed Consolidated Balance Sheet Highlights

(Dollars in thousands)

Unaudited (1)

	December 31, 2009	September 30, 2009	December 31, 2008
ASSETS
Cash, equivalents and short term investments	$470,772	$432,331	$352,176

Receivables	87,465	86,324	93,662
Less: allowance	(9,449)	(11,011)	(11,271)

Net receivables	78,016	75,313	82,391

Other current assets	43,120	22,800	20,850

Property, plant and equipment	3,481,287	3,443,554	3,266,868
Less: accumulated depreciation	(2,186,915)	(2,149,487)	(1,959,958)

Net property, plant and equipment	1,294,372	1,294,067	1,306,910

Other Assets (2)	487,920	510,037	519,563

Total	$2,374,200	$2,334,548	$2,281,890

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities (3)
Accounts payable	$51,088	$45,999	$46,399
Deferred revenue	34,005	33,110	30,419
Accrued taxes, franchise and other fees	68,669	67,160	64,270
Accrued interest	16,219	9,462	17,386
Accrued payroll and benefits	42,589	43,612	38,245
Accrued carrier costs	35,890	30,502	34,818
Current portion of debt and lease obligations	7,569	8,264	7,221
Other current liabilities	39,120	39,590	34,992

Total current liabilities	295,149	277,699	273,750

Long-Term Debt and Capital Lease Obligations
2 3/8% convertible senior debentures, due 4/1/2026 (2)	373,750	373,750	373,750
Unamortized Discount (2)	(64,808)	(69,094)	(81,418)

Net	308,942	304,656	292,332
Floating rate senior secured debt - Term Loan B, due 1/7/2013	582,000	583,500	588,000
9 1/4% senior unsecured notes, due 2/15/2014	400,229	400,243	400,285
Capital lease obligations	16,768	17,706	10,782
Less: current portion	(7,569)	(8,264)	(7,221)

Total long-term debt and capital lease obligations	1,300,370	1,297,841	1,284,178

Long-Term Deferred Revenue	15,988	16,506	17,734
Other Long-Term Liabilities	30,653	30,197	33,035

Stockholders’ Equity (2)	732,040	712,305	673,193

Total	$2,374,200	$2,334,548	$2,281,890

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Effective January 1, 2009 the Company adopted ASC 470-20 (formerly referred to as FSP APB 14-1 Accounting for Convertible Debt Instruments). For further details see the Company’s SEC filings and the Company’s supplemental earnings slides.
(3)	Certain prior period liabilities have been reclassified to conform with the presentation for all periods.

tw telecom inc.

Condensed Consolidated Statements of Cash Flows

(Dollars in thousands)

Unaudited (1)

	Three Months Ended			Twelve Months Ended
	Dec 31, 2009	Sept 30, 2009	Dec 31, 2008	Dec 31, 2009	Dec 31, 2008
Cash flows from operating activities:
Net Income (loss)	$11,096	$7,698	$899	$27,586	(7,266)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization, and accretion	74,290	74,280	73,468	296,167	285,783
Stock-based compensation	7,143	6,426	6,446	26,518	23,357
Discount on debt, investment impairment, deferred debt issue costs and other	4,992	4,902	5,036	20,036	27,347
Changes in operating assets and liabilities:
Receivables, prepaid expense and other assets	(3,813)	232	(6,166)	1,972	(3,404)
Accounts payable, deferred revenue, and other liabilities	18,567	14,237	15,793	18,199	(20,297)

Net cash provided by operating activities	112,275	107,775	95,476	390,478	305,520

Cash flows from investing activities:
Capital expenditures	(72,347)	(59,931)	(72,868)	(266,997)	(274,519)
Purchase of investments	(24,892)	—	—	(24,892)	—
Proceeds from maturities of investments	—	—	—	—	3,699
Proceeds from sale of assets and other investing activities	386	(6,080)	(2,158)	1,300	(2,939)

Net cash used in investing activities	(96,853)	(66,011)	(75,026)	(290,589)	(273,759)

Cash flows from financing activities:
Net proceeds from issuance of common stock upon exercise of stock options, vesting of restricted stock awards and units, and employee stock purchase plan	444	576	(313)	1,834	5,930
Payment of debt and capital lease obligations	(2,290)	(1,810)	(1,648)	(7,992)	(7,046)

Net cash used in financing activities	(1,846)	(1,234)	(1,961)	(6,158)	(1,116)

Increase in cash and cash equivalents	13,576	40,530	18,489	93,731	30,645
Cash and cash equivalents at the beginning of the period	432,331	391,801	333,687	352,176	321,531

Cash and cash equivalents at the end of the period	$445,907	$432,331	$352,176	$445,907	$352,176

Supplemental disclosures of cash, equivalents and short term investments
Cash and cash equivalents at the end of the period	$445,907	$432,331	$352,176	$445,907	$352,176
Short term investments	24,865	—	—	24,865	—

Total of cash, equivalents and short term investments	$470,772	$432,331	$352,176	$470,772	$352,176

Supplemental disclosures of cash flow information:
Cash paid for interest	$9,382	$23,643	$11,626	$68,049	$77,006

Cash paid for income taxes	$175	$618	$1,011	$3,001	$2,072

Addition of capital lease obligation	—	—	—	$7,893	$2,338

Supplemental information to reconcile capital expenditures:
Capital expenditures per cash flow statement	$72,347	$59,931	$72,868	$266,997	$274,519
Addition of capital lease obligation	—	—	—	7,893	2,338

Total capital expenditures	$72,347	$59,931	$72,868	$274,890	$276,857

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.